Exhibit 35.1
Servicer Compliance Statement
     The undersigned, a duly authorized officer of Sallie Mae, Inc., the Servicer and Administrator for the trusts listed on Appendix A hereto (the “Trusts”), does hereby certify that:
     (a) This certificate is delivered pursuant to Item 1123 of Regulation AB.
     (b) A review of the servicing activities of the Servicer and the Administrator as of December 31, 2006 and for the period January 1, 2006 through December 31, 2006 (the “Reporting Period”) and their performance under the applicable servicing and administration agreements for each of the Trusts has been made under my supervision; and
     (c) To the best of my knowledge, based on such review, the Servicer and the Administrator have fulfilled all of their obligations under the applicable servicing and administration agreements for each of the Trusts in all material respects through the Reporting Period.
March 23, 2007
/s/ C.E. ANDREWS

C.E. Andrews
Executive Vice President and Chief Financial Officer

Appendix A
SLM Student Loan Trust 2006-1
SLM Student Loan Trust 2006-2
SLM Student Loan Trust 2006-3
SLM Student Loan Trust 2006-4
SLM Student Loan Trust 2006-5
SLM Student Loan Trust 2006-6
SLM Student Loan Trust 2006-7
SLM Student Loan Trust 2006-8
SLM Student Loan Trust 2006-9
SLM Student Loan Trust 2006-10
SLM Private Credit Student Loan Trust 2006-A
SLM Private Credit Student Loan Trust 2006-B
SLM Private Credit Student Loan Trust 2006-C